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                                                                     EXHIBIT 2.4


                  Termination Agreement made January 11, 1999.


Between:
                        Nam Tai Electronics (Canada) Ltd.

                                                                         ("NTC")

And:
                                Edward K.W. Chan
                                                                        ("Chan")


                  WHEREAS Chan is employed by NTC pursuant to a contract of employment dated April 28, 1998 (the "Contract") and NTC and Chan have agreed to terminate the Contract on the terms and conditions set forth in this Agreement.

                  NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties hereto), it is agreed by and between the parties hereto as follows:

         1. Chan will sign and deliver to NTC, concurrent with the execution of this Agreement, the irrevocable written resignation which is attached hereto as Schedule "A".

         2. The Contract, including all past and future rights and obligations in it, will


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                  terminate in full and all respects as of the date of this
                  Agreement.

         3. From the date of this Agreement to and including June 30, 1999, Chan will not attend at work during normal office hours or perform any of the duties or responsibilities of the Chief Financial Officer position.

         4.       NTC will pay to Chan the following monies:

                  (a) upon signing of this Agreement NTC will pay to Chan $5,635.17 ($8,826.92 less $3,191.75 in Governmental deductions as set out in Schedule "C"), representing RRSP contributions owing to December 31, 1998; and

                  (b) until June 30, 1999, NTC will pay to Chan an annual salary rate of $350,000 plus $13,500 in annual RRSP contribution (pro rated), less Governmental and Health Care Deduction, all paid by regular salary payments every two weeks. The total net pay to be received by Ed Chan for the period up to and including June 30, 1999 will be $88,419.17 as set out in Schedule "D" of this Agreement.

                  (c) No other benefits or money will be due to Chan under this Agreement other than what is specified in paragraphs (a) and (b) above.


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         5.       Chan hereby releases and forever discharges NTC, Nam Tai
                  Electronics, Inc. and all other Companies in the Nam Tai Group and all of their directors, officers, employees and agents and M.K. Koo from all manner of actions, causes of action, claims or demands whatsoever, including all manner of actions, causes of action, claims or demands arising out of:

                  (a) Facts or events, known or unknown, which have occurred up to and including the date of this Agreement;

                  (b) Chan's employment with NTC, Nam Tai Electronics, Inc. and all other Companies in the Nam Tai Group and the termination of that employment; and

                  (c) The Contract and the termination of the Contract, including all manner of actions, causes of action, claims or demands with respect to stock options, insurance, guaranteed total income, golf membership, holiday pay or any other monies or benefits which may be payable or owing under the Contract.

         6. NTC, Nam Tai Electronics, Inc. and all other Companies in the Nam Tai Group hereby release and forever discharge Chan from all manner of actions, causes of action, claims or demands whatsoever, including all manner of actions, causes of




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                  action, claims or demands arising out of:

                  (a) Facts or events, known or unknown, which have occurred up to and including the date of this Agreement;

                  (b) Chan's employment with NTC, Nam Tai Electronics, Inc. and all other Companies in the Nam Tai Group and the termination of that employment; and

                  (c)      The Contract and the termination of the Contract.


         7. Chan will maintain in complete secrecy and not disclose to anyone, any of the confidential business information of NTC, Nam Tai Electronics, Inc. and the Companies in the Nam Tai Group.

         8. Chan agrees to deliver to NTC all documents, records, photographs, notebooks, computer disks and CD ROMs or similar repositories of or containing the confidential business information of NTC, Nam Tai Electronics, Inc. and the other Companies of the Nam Tai Group, including without limitation, all copies thereof, then in his possession, whether prepared by him or not, and will permanently erase (without making copies thereof) all such confidential business information




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                  from any form of electronic storage being retained by Chan including, without limitation, computer hard drives and memory chips.

         9. NTC will sign and deliver on Nam Tai Electronics, Inc. letterhead paper the letter of reference which is attached hereto as Schedule "B" and give all future references requested regarding Chan in the future in a manner consistent with the wording of Schedule "B". Chan will indemnify Nam Tai Electronics, Inc. from all costs, damages or liabilities arising from his use of the letter of reference. Chan will agree not to use the letter of reference for any purpose other than seeking new employment without written consent of NTC.

         10. Chan's name will not be used in any document, announcement or information regarding NTC, Nam Tai Electronics, Inc. or any other Company in the Nam Tai Group without the express consent of Chan except that Nam Tai Electronics, Inc. will be permitted to list Chan's name as the Chief Financial Officer in its 1998 Form 20 F and Annual Report and in the press release announcing Chan's intention to resign notwithstanding the fact that Chan shall assume no responsibility nor liability over the preparation and content of the 1998 Form 20 F and annual report. No statements shall be made in any company document under Chan's name, or attributed to Chan, without his express consent.

         11. Chan will indemnify NTC with respect to any claims made by Alice Tang in



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                  connection with the termination of her employment by NTC with two weeks' severance pay.

         12. No representations have been made except such representations as are specifically set forth in this Agreement and any statements or representations that may have previously been made by any of them to the other have not been relied on in connection with this Agreement and are of no effect.

         13. This Agreement has been executed by the parties in consideration of the mutual premises and covenants herein contained, and for good and valuable consideration the receipt and sufficiency of which is acknowledged. Any and all defences relating to an alleged failure or lack of consideration in connection with this Agreement are waived.

         14. The terms of this Agreement shall be kept confidential by Chan and NTC, Nam Tai Electronics, Inc. and the Companies in the Nam Tai Group except that:

                  (a) Chan may discuss its terms with his immediate family and legal and accounting advisers; and

                  (b) The directors, officers, managers and legal and accounting advisers of NTC, Nam Tai Electronics, Inc. and the Companies in the Nam Tai Group



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                  may together discuss its terms.

15. Both Chan and NTC (and the Nam Tai Group of Companies and its directors and officers) will avoid making any negative or derogatory comments verbally or in writing that could reasonably be expected to cause any damage to the other.

16. Nam Tai Electronics (Canada) Ltd. will continue to provide the same indemnification to Chan against any claim or liability which might arise as a result of Chan acting as director and President of Nam Tai Electronics ( Canada) Ltd.,

17. Chan shall bear no future responsibility or liability for any matters relating to the finance, administration, and accounting of Nam Tai Electronics, Inc. and its subsidiaries in the Nam Tai Group,

18. The provisions of this Agreement shall enure to the benefit of and be binding upon Chan and his heirs, executors, administrators and assigns and NTC, Nam Tai Electronics, Inc. and all other Companies in the Nam Tai Group.

19. Both Chan and NTC acknowledge that they have sought and received independent legal advice prior to the signing of this agreement.



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IN WITNESS WHEREOF this Agreement has been executed by the parities hereto as of the day, month and year first above written.





Nam Tai Electronics (Canada) Ltd.
Per:



_______________________________________



SIGNED AND DELIVERED BY)
EDWARD K.W. CHAN in the presence of:  )
                                      )
_____________________________________ )              __________________________
Name                                  )                   Edward K.W. Chan.
                                      )
_____________________________________ )
Address                               )
                                      )
_____________________________________ )
Occupation




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Schedule "A" to Termination Agreement dated January 11, 1999 between Edward Chan and Nam Tai Electronics (Canada) Ltd.





Edward Chan

1467 West 53rd  Avenue
Vancouver, B.C.
Canada V6P 1L1


January 11, 1999

                                                                   CONFIDENTIAL


Nam Tai Electronics (Canada) Ltd.
1500 - 999 West Hastings Street
Vancouver, B.C.
V6C 2W2

ATTENTION:  M.K. KOO

Dear Mr. Koo:

RE:      RESIGNATION FROM EMPLOYMENT

I hereby irrevocably tender my resignation from all employment with you and all other Companies in the Nam Tai Group, including my employment as Chief Financial Officer of the Nam Tai Group and President and Director of Nam Tai Electronics (Canada) Ltd., effective June 30, 1999 on the condition that I shall continue to receive payments specified in paragraph 4 of the Termination Agreement.


Yours truly,




Edward Chan




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SCHEDULE "B" TO TERMINATION AGREEMENT DATED JANUARY 11, 1999 BETWEEN EDWARD CHAN
AND NAM TAI ELECTRONICS (CANADA) LTD.



[To be printed on Nam Tai Electronics, Inc. letterhead]


January 11, 1999

To Whom It May Concern

EDWARD K. W. CHAN

For your information, Edward K. W. Chan has been the Group Chief Financial Officer of the Nam Tai Group of companies since May 1, 1998. He has been requested to be in charge of administration for the Group and has also acted as the President of our subsidiary Nam Tai Electronics (Canada) Ltd. since July 1,1998.

As Group Chief Financial Officer, Mr. Chan's responsibilities and duties include the following:

-        to manage, control and plan all aspects of operation of Finance
         Department,
- to provide leadership, guidance and advice to all Finance staff, including coordination of all activities undertaken,
- to prescribe roles, responsibilities, and reporting structure for all staff,
- to set policies, priorities and agenda for Finance and Administration Departments,
- to offer advice to and liaise with Chairman and other senior executives on Finance and other business operational matters,
- to attend directors' meetings and participate in corporate decision making process,
-        to participate in top level consideration of mergers and acquisitions,
- to take charge of all matters relating to quarterly financial reporting and annual general meeting,
- to deal with analysts, lawyers, bankers, auditors, consultants and other outside parties on significant finance and administrative matters,
- to review and approve correspondence, documents and reports and releases with significant financial implications,
- to negotiate and approve expenditures for significant services, purchases, and disbursements,
-        to participate in hiring of senior staff, and
-        to make presentations on behalf of the Nam Tai Group.

In addition to the above, it is noteworthy that Mr. Chan initiated a program involving our Year 2000 computer and operational issues and supported making necessary preparations to avoid potential negative repercussions arising from such issues.

Since our company acquired a major subsidiary operating in China in December 1998, the Group



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CFO has to discharge his duties and responsibilities principally outside of
Canada. Mr. Chan has decided that he does not wish to be absent from Canada for extended periods without relocating to Asia and has agreed to resign voluntarily for that reason.

The Company basically agrees without any problem that Mr. Chan has worked diligently on the aforementioned responsibilities and duties for which he had been in charge.

I have no hesitation in recommending Mr. Edward K.W. Chan, especially since he was also a former partner with Price Waterhouse, to a position involving responsibilities in finance, accounting, and administration.

Yours Truly,



M.K.Koo
Senior Executive Officer, Corporate Strategy, Finance and Administration






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